SETTLEMENT AND LICENSE AGREEMENT

           This Settlement and License Agreement (the “Agreement”) is entered into by LML Patent Corp (“LML”), on the one hand, and Fifth Third Bank (“Fifth Third Bank”), on the other hand.  LML and Fifth Third Bank are individually referred to as “Party” and collectively as the “Parties.”  This Agreement is effective as of November 10, 2010 (“Effective Date”).

RECITALS

WHEREAS, LML represents that it owns rights in U.S. Patent No. RE40,220 (“the ‘220 Patent”), which LML asserts is related to Electronic Check Conversion systems and services;

WHEREAS, LML began an action against Fifth Third Bank and other defendants in the United States District Court for the Eastern District of Texas, Marshall Division, 2-08-CV-448-DF (“Litigation I”), and LML also began a separate action against other defendants in the United States District Court for the Eastern District of Texas, Marshall Division, 2-09-CV-180-TJW (“Litigation II”) (collectively, the “Lawsuits”).  In both Litigations I and II, LML alleges infringement of LML’s ‘220 Patent;

WHEREAS, LML‘s stated standard royalty rate for use of the LML Patents is $0.01 U.S. dollars for each ARC SEC coded ACH transaction and $0.03 U.S. dollars for each POP, BOC, WEB, or TEL SEC coded ACH transaction;

WHEREAS, Fifth Third Bank is a named defendant in Litigation I and Fifth Third Bank has denied liability;

WHEREAS, the Parties have agreed to enter into this Agreement to avoid the risk and uncertainty of trial;

WHEREAS, the Parties wish to settle their dispute, and Fifth Third Bank desires to obtain certain rights under the LML Patents (as hereinafter defined) and LML is willing to grant such rights;

NOW, THEREFORE, in consideration of the above premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS. The following definitions apply to this Agreement:

(a)	“ACH” is the acronym for the “Automated Clearing House” Network and means the funds transfer system governed by the National Automated Clearing House Association (“NACHA”).

(b)	“ACH Transaction” means an entry complying with the NACHA ACH Record Format Specifications, for NACHA standard entry class codes ARC, WEB, POP, TEL, and BOC.

(c)	“Acquires” means to obtain an interest in an entity either by acquisition, purchase, or merger.

(d)
“Affiliate” of a party means any Entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with, such party, where “control” means: (i) for an Entity incorporated in the U.S. or whose country of domicile is the U.S., ownership of fifty percent (50%) or more of the capital stock or other ownership interest of the Entity carrying the right to vote for or appoint directors or their equivalent (if not a corporation), or otherwise to direct or cause the direction of the management policies of the Entity; or (ii) for an Entity incorporated outside of the U.S. or whose country of domicile is outside of the U.S., ownership of less than fifty percent (50%) of the capital stock or other ownership interest of the Entity carrying the right to vote for or appoint directors or their equivalent (if not a corporation), or otherwise to direct or cause the direction of the management policies of the Entity, if the country of incorporation or the country of domicile of the Entity requires that foreign ownership be less than fifty percent (50%), but only to the extent that the maximum allowable amount of securities instruments or other ownership interests of the Entity is owned by the party; and (iii) provided, however, that an Entity shall be considered an Affiliate of a party only for the periods where such ownership or control exists.

(e)
“Bank” means any institution that is a member of the Federal Reserve System and that accepts demand deposits to consumer accounts from which a consumer may withdraw funds by check or share draft for payment to others.

(f)	“Court” means the United States District Court for the Eastern District of Texas, Marshall Division.

(g)
“Covered Products and Services” means any and all Infringing Products and Services (and any of its/their components) that have been, will be, or are being Exploited by or for Fifth Third Bank (including properly licensed successors (subject to Section 6 (Change in Control / Acquisitions)) and permitted assigns (subject to Section 9.1 (Assignment)) or its Affiliates and only to the extent such Exploitation is done by or for Fifth Third Bank (including properly licensed successors (subject to Section 6 (Change in Control / Acquisitions)) and permitted assigns (subject to Section 9.1 (Assignment)) or its Affiliates and not done on behalf of an Excluded Party.

(h)	“Covered Third Parties” means any Entity other than an Excluded Party, to the extent that such Entity Exploits any Covered Products and Services.

(i)
“Excluded Party” means any Bank.  Notwithstanding the foregoing, Excluded Party does not include, and shall not be interpreted to include: (a) any Fifth Third Bank Entity; or (b) any Entity that:  (i) is dismissed with prejudice from a lawsuit for Infringement of an LML Patent; (ii) is found not to Infringe all asserted claims of an LML Patent(s) that are also not found to be invalid or unenforceable after all appeals are exhausted; (iii) otherwise enters into a settlement agreement with any LML Entity concerning an LML Patent(s); or (iv) is otherwise licensed to an LML Patent(s).

(j)
“Entity” means any individual, trust, corporation, person or company, partnership, joint venture, limited liability company, association, firm, unincorporated organization or other legal or governmental entity.

(k)
“Exploit” means to own, design, develop, acquire, make, have made, use, sell, offer to sell, perform, provide, import, export, and/or the exercise of all other activities specified under 35 U.S.C. § 271 and foreign counterparts thereto (as the foregoing 35 U.S.C. § 271 and foreign counterparts thereof may be amended or superseded from time to time).  “Exploited,” “Exploitation,” and other variations of the word “Exploit” shall have correlative meanings.

(l)	“Infringement” or “Infringes” means direct infringement, indirect infringement, infringement under the doctrine of equivalents, or any other theory of infringement in any jurisdiction worldwide.

(m)	“Infringing Products and Services” means any and all products and services the Exploitation of which, but for the license granted in this Agreement, would Infringe any claim of any LML Patent.

(n)	“Non-Covered Affiliate” with respect to an Entity means any affiliate of that Entity that is not covered by a license, release, or covenant-not-to-sue under the LML Patents.

(o)
“Fifth Third Bank Entities” means Fifth Third Bank and its Affiliates and its or their predecessors, properly licensed successors (subject to Section 6 (Change in Control / Acquisitions)) and permitted assigns (subject to Section 9.1 (Assignment)).

(p)	“LML Entities” means LML and its Affiliates and its or their predecessors, successors and permitted assigns (subject to Section 9.1 (Assignment)).

(q)
“LML Patents” means (i) U.S. Patent No. RE40,220, (ii) any issued patent and any pending patent application anywhere in the world that LML currently owns or controls (or has the right to own or, control,) as of the Effective Date of this Agreement; (iii) any patent or patent application worldwide to which any of the foregoing patents and/or patent applications claims priority or are otherwise related, including, but not limited to all parents, provisionals, substitutes, renewals, continuations, continuations-in-part, reissues, reexamination certificates, divisionals, foreign counterparts, oppositions, continued examinations, reexaminations, and extensions of any of the foregoing; and (iv) applications of the foregoing patents and/or patent applications described above.  For purposes of this definition, a patent or patent application is deemed to be under LML’s “control” if LML has the right to assert a claim of Infringement or grant a license under such patent or patent application.

2.	SETTLEMENT OF THE LITIGATION

2.1.
Stipulated Dismissal.  The Parties agree to direct their counsel to file with the Court a joint motion for dismissal with prejudice of the Parties’ respective claims for relief against the other Party in Litigation I as set forth in Exhibit A within five (5) days after the receipt of payment specified in Section 3.1.  The Parties shall promptly proceed with any and all additional procedures needed to dismiss with prejudice the Parties’ respective claims for relief against the other Party in Litigation I.

2.2.
No Award of Fees or Costs.  The Parties agree that they shall bear their own expenses, costs and attorneys' fees relating to Litigation I and negotiating the Agreement, including the transactions contemplated herein.

2.3.
No Attempt to Invalidate.  Fifth Third Bank agrees that, in the absence of a subpoena or court order requiring its participation or support, no Fifth Third Bank Entity shall participate in or support any suit, claim, action, litigation, administrative proceeding, or proceeding of any nature brought by or against LML that challenges the validity or enforceability of the LML Patents so long as the Fifth Third Bank Entities: (a) have a license to the LML Patents, subject to Section 6 (Change in Control / Acquisitions); (b) are fully released for all claims of Infringement of the LML Patents, subject to Section 6 (Change in Control / Acquisitions); or (c) are not accused of Infringement of any LML Patent, subject to Section 6 (Change in Control / Acquisitions).  However, the Fifth Third Bank Entities may challenge the validity or enforceability of the LML Patents if: (i) any suit, claim, action, litigation or proceeding to enforce one or more of the LML Patents is brought against a Fifth Third Bank Entity related to one or more of the LML Patents, or places a Fifth Third Bank Entity in a reasonable apprehension of being sued on one or more of the LML Patents, or (ii) a Fifth Third Bank Entity receives a request for indemnification related to an LML Patent, but only after the Fifth Third Bank Entity has provided sixty (60) days written notice to LML Entities of its intent to challenge the validity or enforceability of the asserted LML Patent(s).

3.	PAYMENT, TERM AND TERMINATION

3.1.
Payment by Fifth Third Bank.  Fifth Third Bank agrees to pay to LML the non-refundable sum of Five Hundred Thousand U.S. dollars ($500,000.00) within five (5) business days following the Effective Date in consideration of the terms set forth in this Agreement.  Such amount will be delivered to LML’s counsel, McKool Smith P.C., via wire transfer to the following account:

Bank: Citibank, N.A.
Address: 666 5th Avenue
                New York, NY 10103
SWIFT Code:
Acct#
ABA#
Account Name:  McKool Smith PC IOLTA Trust Account

3.2.
Term.  Unless earlier terminated as specified in this section, the term of this Agreement shall commence upon the Effective Date and shall continue until the expiration of all causes of action and claims arising out of or related to the LML Patents or the Lawsuits.  Otherwise, this Agreement may only be earlier terminated in whole or in part pursuant to Section 3.3 (Termination Due to Non-Payment by Fifth Third Bank) or upon the mutual written agreement of the Parties.

3.3.
Termination Due to Non-Payment by Fifth Third Bank.  If Fifth Third Bank fails to make the payment specified in Section 3.1 (Payment by Fifth Third Bank) above in the time specified, such failure will constitute a material breach of this Agreement.  Upon such breach, LML may then, after five (5) business days following written notice of such breach to Fifth Third Bank, if Fifth Third Bank does not deliver the payment specified in Section 3.1 (Payment by Fifth Third Bank) to LML within five (5) business days after receiving such notice from LML, at its option, either terminate the Agreement or it may petition the Court for specific enforcement of Fifth Third Bank’s payment obligations.  Fifth Third Bank hereby consents to the jurisdiction of the Court for enforcement of the payment obligations in Section 3.1 (Payment by Fifth Third Bank), and agrees that specific enforcement of the payment obligations of this Agreement is an available remedy.

3.4.	Tax Liability. Each Party shall bear its own tax liability as a result of the existence of this Agreement or the performance of any obligations hereunder.

3.5.
Additional Payments.  Subject to the provisions of Section 6 (Change in Control/Acquisitions), the payment of the amount set forth in Section 3.1 (Payment by Fifth Third Bank) shall be the total compensation to any LML Entity by any Fifth Third Bank Entity for all releases, licenses, covenants and all other rights granted in this Agreement, and no additional payment shall be due or made to any LML Entity or any other Entity by any Fifth Third Bank Entity with respect to the releases, licenses, covenants and all other rights granted in this Agreement.

3.6
Fifth Third Bank’s Retained Rights / Bankruptcy.  The Parties acknowledge and agree that the LML Patents are “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code, as the same may be amended from time to time (the "Code"), which have been licensed hereunder in a contemporaneous exchange for value.  The Parties further acknowledge and agree that if LML: (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) applies for or consents to the appointment of a trustee, receiver or other custodian for it, or makes a general assignment for the benefit of its creditors; (iii) commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings; or (iv) elects to reject, or a trustee on behalf of it elects to reject, this Agreement or any agreement supplementary hereto, pursuant to Section 365 of the Code (“365”), or if this Agreement or any agreement supplementary hereto is deemed to be rejected pursuant to 365 for any reason, this Agreement, and any agreement supplementary hereto, shall be governed by Section 365(n) of the Code (“365(n)”) and Fifth Third Bank Entities will retain and may elect to fully exercise its or their rights under this Agreement in accordance with 365(n).

4.	RELEASES AND COVENANTS NOT TO SUE

4.1.
Agreement Obligations Not Released.  None of the releases or covenants not to sue herein releases any Party or its Affiliates from its respective obligations under this Agreement or under any protective orders entered in Litigation I as of the Effective Date or prevents any Party or any of its Affiliates from enforcing the terms and conditions of this Agreement against the other Party or its Affiliates.

4.2.
LML’s Release to Fifth Third Bank.  Subject to the provisions of Section 3.3 (Termination Due to Non-Payment by Fifth Third Bank) and Section 6 (Change in Control/Acquisitions), LML Entities forever release (a) the Fifth Third Bank Entities from any and all claims, causes of action, actions, demands, liabilities, losses, damages, attorneys’ fees, court costs, or any other form of claim or compensation, whether known or unknown, whether in law or equity, accruing before or on the Effective Date, related in whole or part to Litigation I, any of the LML Patents, or Exploitation of the Covered Products and Services, including without limitation any act of past or present Infringement, misappropriation or other violation of one or more of the LML Patents, and any claim that is or would have been within the scope of either the covenant not to sue or license granted in Sections 4.4 (Covenant-Not-To-Sue by LML Entities) and 5.1 (License), and any claim that the LML Entities asserted or could have asserted in Litigation I as of the Effective Date; and (b) the Covered Third Parties from any and all claims, causes of action, actions, demands, liabilities, losses, damages, attorneys’ fees, court costs, or any other form of claim or compensation, whether known or unknown, whether in law or equity, accruing before or on the Effective Date, related in whole or part to the Litigation I, any of the LML Patents, or Exploitation of the Covered Products and Services, including without limitation any act of past or present Infringement, misappropriation or other violation of one or more of the LML Patents, and any claim that is or would have been within the scope of either the license or covenant not to sue granted in Sections 4.4 (Covenant-Not-To-Sue by LML Entities) and 5.1 (License), and any claim that the LML Entities asserted or could have asserted in Litigation I as of the Effective Date.

4.3.
Fifth Third Bank’s Release to LML.  Subject to the obligations of LML under this Agreement, Fifth Third Bank Entities forever release LML Entities from any claims, causes of action, actions, demands, liabilities, losses, damages, attorneys’ fees, court costs, or any other form of claim or compensation, whether known or unknown, whether in law or equity, accruing before or on the Effective Date, related in whole or part to Litigation I or any of the LML Patents (conserving, subject to Section 2.3, defenses or claims regarding the validity or enforceability of one or more of the LML Patents) that is or would have been within the scope of the covenant not to sue granted in Section 4.5 (Covenant-Not-To-Sue by Fifth Third Bank Entities) and that the Fifth Third Bank Entities asserted or could have asserted as of the Effective Date.

4.4.
Covenant-Not-To-Sue by LML Entities.  Subject to the provisions of Section 3.3 (Termination Due to Non-Payment by Fifth Third Bank) and Section 6 (Change in Control/Acquisitions), the LML Entities, on behalf of themselves and their respective successors and permitted assigns, agree that:  (a) they will not assert, pursue, maintain, encourage, support, assist, or join in any action or litigation asserting any claim against any Fifth Third Bank Entity for Infringement of any claim of the LML Patents with respect to or arising out of the Exploitation of any Covered Products or Services; and (b) they will not assert, pursue, maintain, encourage, support, assist, or join in any action or litigation asserting any claim against any Covered Third Parties for Infringement of any claim of the LML Patents with respect to or arising out of the Exploitation of any Covered Products and Services.

4.5.
Covenant-Not-To-Sue by Fifth Third Bank Entities.  Subject to the obligations of LML under this Agreement, the Fifth Third Bank Entities, on behalf of themselves and their respective successors and permitted assigns, agree that they will not assert, pursue, maintain, encourage, support, assist, or join in any action or litigation asserting any claim against any LML Entity in the future for any claims related to or arising out of the LML Patents, unless any claims of Infringement with respect to the LML Patents are asserted against any Fifth Third Bank Entity or its successors or assigns or any Covered Third Party.

5.	GRANT OF LICENSE

5.1.
License.  Subject to the provisions of Section 3.3 (Termination Due to Non-Payment by Fifth Third Bank) and Section 6 (Change in Control / Acquisitions), LML hereby grants to the Fifth Third Bank Entities and Covered Third Parties a fully paid-up, irrevocable, non-exclusive, world-wide, royalty free license under the LML Patents to Exploit the Covered Products and Services throughout the world.  This license attaches to and is transferred with each Covered Product and Service and passes to each and every Covered Third Party with regard to such Covered Product and Service.  This license is retroactive to the earliest priority date of the LML Patents.

5.2.
Disclaimer of Infringement and Validity.  Nothing herein shall be construed as an admission by any Fifth Third Bank Entity: (a) that the LML Patents have been or are being Infringed; or (b) that the LML Patents are valid or enforceable.

6.	CHANGE IN CONTROL / ACQUISITIONS

6.1.
Acquisitions by a Fifth Third Bank Entity.  In the event any Fifth Third Bank Entity Acquires an Excluded Party or any business line of an Excluded Party that provides Infringing Products and Services after the Effective Date of this Agreement (hereinafter referred to as “Acquired Entity”), neither the Acquired Entity nor any of its Non-Covered Affiliates will gain the benefit of the license grant, covenant-not-to-sue, or releases in this Agreement.  Upon the Fifth Third Bank Entity’s request, LML agrees to negotiate in good faith with the Acquired Entity to release and/or license, under the LML Patents, any ACH Transactions created, processed, or transmitted by the Acquired Entity and/or any of its Non-Covered Affiliates (hereinafter “Section 6.1 Non-Covered ACH Transactions”).  If LML and the Acquired Entity cannot reach agreement on the terms of such release and/or license, then LML, the Acquired Entity (including the Fifth Third Bank Entities), and any Non-Covered Affiliates of the Acquired Entity shall have all remedies, defenses, and counterclaims available to them under applicable law with respect to any Section 6.1 Non-Covered ACH Transactions.

6.2.
Acquisitions of a Fifth Third Bank Entity.  In the event an Excluded Party Acquires any Fifth Third Bank Entity and maintains the Fifth Third Bank Entity as a separate legal entity after the acquisition (the resulting legal entity hereinafter referred to as the “Acquiring Entity”), then the license grant, covenant not to sue, and releases in this Agreement may be assigned by the Fifth Third Bank Entity to the Acquiring Entity, and, under such circumstances, will continue to apply with respect to any Exploitation of the Covered Products and Services that occurred prior to the date of the acquisition and was covered under the license grant, covenant not to sue, and releases in this Agreement.  However, the license grant, covenant not to sue, and releases in this Agreement will not apply to those ACH Transactions created, processed or transmitted by the Acquiring Entity (including the Fifth Third Bank Entities), and/or by any Non-Covered Affiliates of the Acquiring Entity each month after the date of the acquisition that go beyond 125% of the Fifth Third Bank Entities’ average monthly transaction volumes for Covered Products and Services based on the 12 months preceding the date of the acquisition (hereinafter, “Acquisition Volume Limit”).  If the collective number of ACH Transactions created, processed or transmitted by the Acquiring Entity (including the Fifth Third Bank Entity) and/or by any Non-Covered Affiliates of the Acquiring Entity in any given month after the date of the acquisition exceeds the Acquisition Volume Limit, the Acquiring Entity agrees to notify LML of same within sixty (60) days of such occurrence, and the ACH Transactions exceeding the Acquisition Volume Limit shall not be covered under the license grant, covenant not to sue or releases in this Agreement (hereinafter, “Section 6.2 Non-Covered ACH Transactions”).  If the Acquiring Entity provides the notice as specified above within the timeframe specified above, LML agrees to negotiate in good faith with the Acquiring Entity to release and/or license, under the LML Patents, any Section 6.2 Non-Covered ACH Transactions.  If the Acquiring Entity does not provide the notice as specified above and/or if LML and the Acquiring Entity cannot reach agreement on the terms of such release and/or license, then LML, the Acquiring Entity (including the Fifth Third Bank Entities), and any Non-Covered Affiliates of the Acquiring Entity shall have all remedies, defenses, and counterclaims available to them under applicable law with respect to any Section 6.2 Non-Covered ACH Transactions.

6.3.
Transfer of Covered Assets of a Fifth Third Bank Entity.  In the event of a sale or other transfer of the assets of any Fifth Third Bank Entity that includes a business line that provides Covered Products and Services to an Excluded Party (hereinafter referred to as the “Covered Transferee Entity”), then the license grant, covenant not to sue, and releases in this Agreement may be assigned by the Fifth Third Bank Entity to the Covered Transferee Entity, and, under such circumstances, shall continue to apply with respect to any Exploitation of the Covered Products and Services that occurred prior to the date of the sale or transfer and was covered under the license grant, covenant not to sue, and releases in this Agreement.  However, the license grant, covenant not to sue, and releases in this Agreement will not apply to those ACH Transactions created, processed or transmitted by the Covered Transferee Entity (including the Fifth Third Bank Entities) and/or any Non-Covered Affiliates of the Covered Transferee Entity each month after the date of the purchase that go beyond 125% of the Fifth Third Bank Entities’ average monthly transaction volumes for Covered Products and Services based on the 12 months preceding the date of the purchase (hereinafter, “Covered Transferee Volume Limit”).  If the collective number of ACH Transactions created, processed or transmitted by the Covered Transferee Entity (including the Fifth Third Bank Entity) and/or by any Non-Covered Affiliates of the Covered Transferee Entity in any given month after the date of the purchase exceeds the Covered Transferee Volume Limit, the Covered Transferee Entity agrees to notify LML of same within sixty (60) days of such occurrence, and the ACH Transactions exceeding the Covered Transferee Volume Limit shall not be covered under the license grant, covenant not to sue or releases in this Agreement (hereinafter, “Section 6.3 Non-Covered ACH Transactions”).  If the Covered Transferee Entity provides the notice as specified above within the timeframe specified above, LML agrees to negotiate in good faith with the Covered Transferee Entity to release and/or license, under the LML Patents, any Section 6.3 Non-Covered ACH Transactions.  If the Covered Transferee Entity does not provide the notice as specified above and/or if LML and the Covered Transferee Entity cannot reach agreement on the terms of such release and/or license, then LML, the Covered Transferee Entity (including the Fifth Third Bank Entities), and any Non-Covered Affiliates of the Covered Transferee Entity shall have all remedies, defenses, and counterclaims available to them under applicable law with respect to any Section 6.3 Non-Covered ACH Transactions.

6.4.
Transfer of Non-Covered Assets of a Fifth Third Bank Entity. In the event of a sale or other transfer of the assets of any Fifth Third Bank Entity that does not include any part of a business line that provides the Covered Products and Services to an Excluded Party (hereinafter referred to as the “Non-Covered Transferee Entity”), then neither the Non-Covered Transferee Entity nor any of its Non-Covered Affiliates will gain the benefit of the license grant, covenant-not-to-sue, or releases in this Agreement.  Upon the Non-Covered Transferee Entity’s request, LML agrees to negotiate in good faith with the Non-Covered Transferee Entity to release and/or license, under the LML Patents, any ACH Transactions created, processed, or transmitted by the Non-Covered Transferee Entity and/or any of its Non-Covered Affiliates (hereinafter “Section 6.4 Non-Covered ACH Transactions”).  If LML and the Non-Covered Transferee Entity cannot reach agreement on the terms of such release and/or license, then LML, the Non-Covered Transferee Entity, and any Non-Covered Affiliates of the Non-Covered Transferee Entity shall have all remedies, defenses, and counterclaims available to them under applicable law with respect to any Section 6.4 Non-Covered ACH Transactions.

6.5.
Termination of Payments Due Pursuant to Section 6.  With respect to any good faith negotiations undertaken pursuant to Sections 6.1 (Acquisitions by a Fifth Third Bank Entity) through Section 6.4 (Transfer of Non-Covered Assets By a Fifth Third Bank Entity) above, LML agrees that no royalty will be due as to an LML Patent for any ACH Transactions created, processed, or transmitted by the Fifth Third Bank Entity, by any Acquired Entity, Acquiring Entity, Covered Transferee Entity or Non-Covered Transferee Entity (as defined above), or by any Non-Covered Affiliates of any Acquired Entity, Acquiring Entity, Covered Transferee Entity or Non-Covered Transferee Entity after the expiration date of such LML Patent or its final legal adjudication of invalidity or unenforceability after all appeals are exhausted.

7.
CONFIDENTIALITY.  The Parties may disclose the existence of this Agreement.  Neither Party may disclose the specific terms and conditions of this Agreement to any Entity except that each Party may disclose the terms and conditions of this Agreement: (i) in response to a valid subpoena or as otherwise may be required by law, regulation, or order of a court or governmental authority of competent jurisdiction, provided that the Party required to make such a disclosure gives as much notice as is reasonably possible to the other Party to contest such order or requirement and takes all reasonable actions in an effort to minimize the nature and extent of such disclosure; (ii) on a confidential basis to its legal, accounting or financial advisors solely for the purposes of providing such advice and solely to the extent that they have a need for access; (iii) if that Party forms a good faith belief that disclosure is required under applicable securities regulations or listing agency requirements, including for the purpose of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, National Instrument NI 51-102 (under Canadian law), as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations; (iv) in its financial statements as it is required to do under applicable generally accepted accounting principles while acting in reliance on its auditors; (v) to any defendant as part of its disclosure obligations subject to the Court's Protective Order in the applicable litigation brought by LML to enforce an LML Patent, in which event LML will seek to have the production protected under an “Outside Counsel Attorneys Eyes Only” or higher confidentiality designation and LML will take all reasonable actions in an effort to minimize the nature and extent of such disclosure; (vi) upon the express written consent of the other Party; (vii) on a confidential basis to investors and potential investors and acquirers, but subject to any such investor or potential investor or acquirer having first executed an appropriate non-disclosure agreement requiring such investor or potential investor or acquirer to maintain this Agreement and the terms and conditions of this Agreement in confidence; or (viii) as necessary to pursue an indemnification claim from a potential or actual indemnitor, subject to obligations of confidentiality and privilege at least as stringent as those contained herein; and (ix) to a Covered Third Party, subject to obligations of confidentiality and privilege at least as stringent as those contained herein.

8.	REPRESENTATIONS AND WARRANTIES

8.1.
Fifth Third Bank Representations and Warranties. Fifth Third Bank represents and warrants to LML that it has all requisite legal right, power and authority to enter into, execute, deliver and perform this Agreement and grant the releases, covenants not to sue and all other rights provided for under this Agreement.

8.2.
LML Representations and Warranties. As a condition precedent to Fifth Third Bank entering into this Agreement, LML represents and warrants to Fifth Third Bank that as of the Effective Date: (a) LML has all requisite legal right, power and authority to enter into, execute, deliver and perform this Agreement and grant the licenses, releases, covenants not to sue and all other rights provided for under this Agreement; (b) LML owns the entire right, title, and interest in and to the LML Patents and the inventions disclosed and claimed therein, including all rights to recover for alleged Infringement of the LML Patents by the Fifth Third Bank Entities; (c) the LML Entities have not granted and shall not grant any licenses or other rights, under the LML Patents or the claims or counterclaims asserted in the Litigation I or otherwise, that would conflict with or prevent the licenses and rights granted to Fifth Third Bank Entities or Covered Third Parties hereunder; (d) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms and conditions of this Agreement; (e) the LML Entities have not entered into, and shall not enter into, any other agreement that would interfere with the obligations and immunities set forth in this Agreement during the term of this Agreement; and (f) LML will not transfer, assign, or exclusively license to another any of the LML Patents or claims/demands that LML asserted (or could have asserted) against the Fifth Third Bank Entities relating to the LML Patents or the Litigation I, unless the transferee, assignee, or exclusive licensee agrees to be bound by all of the terms and conditions of this Agreement.

8.3.
Limitations on Representations and Warranties.  Nothing contained in this Agreement shall be construed as: (a) a warranty or representation by either party that any manufacture, sale, use, or other disposition of products by the other party has been or will be free from Infringement of any patents other than the LML Patents; (b) an agreement by either Party to bring or prosecute actions or suits against any Entity for Infringement, or conferring any right to the other Party to bring or prosecute actions or suits against third parties for Infringement; (c) conferring any right to either Party to use in advertising, publicity, or otherwise, any trademark, service mark, or trade dress of the other Party, or any simulation thereof, without the prior written consent of the other Party; (d) conferring any right to either Party, except as otherwise provided in Section 7 (Confidentiality), to use any names or trade names of the other Party, or any simulation thereof, without the prior written consent of the other Party; (e) an obligation to furnish any technical information or know-how; or (f) conferring by implication, estoppel or otherwise, upon either party, any right (including a license) under patents other than the LML Patents except for the rights expressly granted hereunder.

8.4.
DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO EXPRESS REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE.

8.5.
No Joint and Several Liability.  Notwithstanding anything herein to the contrary, the Fifth Third Bank Entities and the Covered Third Parties shall not have any liability to any of the LML Entities for any actions or inactions of another defendant in the Lawsuits, or any other Entity against whom any of the LML Entities has asserted or may assert a claim for Infringement of a LML Patent.

9.	GENERAL PROVISIONS

9.1.
Assignment.  Except as otherwise provided in Section 6, this Agreement may not be assigned by either Party without the prior written consent of the other Party in its sole discretion.  Absent such written consent from Fifth Third Bank, LML shall not assign, or grant any right to enforce any LML Patent, or any right that would conflict with the rights granted hereunder, to any Entity unless such assignment or grant is subject to all of the terms and conditions of this Agreement, and such Entity executes an agreement agreeing to be bound by all of the terms and conditions of this Agreement including a requirement to bind all further successors-in-interest or assigns thereof to the terms and conditions of this Agreement.  All releases, licenses, and covenants contained herein shall run with the LML Patents and shall be binding on any successors-in-interest or assigns thereof.  Any attempted assignment or grant in contravention to this Section shall be null and void.

9.2.
Entire Agreement.  This Agreement, including all Exhibits attached hereto, constitutes the entire agreement between the Parties and embodies the entire and only understanding of each of them with respect to the subject matter of the Agreement, and merges, cancels and supersedes all prior representations, warranties, assurances, conditions, definitions, understandings and all other statements or agreements, whether express, implied, or arising out of operation of law, whether oral or written, whether by omission or commission, between and among the Parties hereto with respect to the subject matter of the Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

9.3.	Notices. All notices, requests, approvals, consents and other communications required or permitted under this Agreement will be in writing and addressed as follows:

           If to LML:

Mr. Patrick H. Gaines
President
LML Patent Corp
505 East Travis St.
Suite 216
Marshall, TX  75670

           with a copy to:

LML Patent Corp.
Corporate Secretary
1680- 1140 West Pender Street
Vancouver BC, Canada V6E 4G1

           If to Fifth Third Bank:

Fifth Third Bank
38 Fountain Square Plaza
MD 10AT76
Cincinnati, OH 45263
Attention: Molly K. Lampe

With a copy thereof to each of the following (which shall not constitute notice hereunder):

Fifth Third Bank
38 Fountain Square Plaza
MD10AT76
Cincinnati, OH 45263
Attention: James R. Hubbard

and will be deemed delivered: (a) upon receipt if delivered by hand; (b) the next day if sent by prepaid, U.S. recognized, overnight air courier; (c) three (3) business days after being sent by registered or certified mail (return receipt requested, postage prepaid); or if by facsimile, the day that the sender receives an acknowledgement that the facsimile was successfully transmitted.  All notices shall be addressed to the other Party at the address set forth above or to such other person or address as the Parties may from time to time designate in writing delivered pursuant to this notice provision.

9.4.
Governing Law.  This Agreement and all matters connected with the performance thereof shall be governed by and will be construed, interpreted, and applied in accordance with the laws of the State of Texas and the federal laws of the United States as applicable therein, without regard to the laws of those jurisdictions governing conflicts of laws.

9.5.
Expenses.  Except as otherwise specifically provided in this Agreement, the Parties agree that they shall bear their own costs and attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement and the transactions contemplated herein.

9.6.
Headings. The section and sub-section headings contained in this Agreement are for convenience of reference only and shall not serve to limit, expand or interpret the sections or sub-sections to which they apply, and shall not be deemed to be a part of this Agreement.

9.7.
Interpretation; Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.  This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language.  For purposes of construction, the singular includes the plural and vice versa.

9.8.
Relationship of the Parties.  This Agreement does not constitute and shall not be construed as constituting a partnership, agency, employer-employee, or joint venture between LML and Fifth Third Bank, and neither Party shall have any right to incur any debt, make any commitment for each other, or obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons, except as expressly provided herein.  LML and Fifth Third Bank each expressly disclaim any reliance on any act, word, or deed of the other in entering into this Agreement.

9.9.
Binding Effect.  Subject to the provisions of Section 6 (Change in Control/Acquisitions), this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties, their predecessors, and successors and permitted assigns.

9.10.	Enforceability. The Parties acknowledge and agree that this Agreement is enforceable according to its terms.

9.11.
Severability.  In the event that any term or provision of this Agreement is deemed illegal, invalid, unenforceable or void by a final, non-appealable judgment of a court or tribunal of competent jurisdiction under any applicable statute or rule of law, such court or tribunal is authorized to modify such provision to the minimum extent possible to effect the overall intention of the Parties as of the Effective Date of this Agreement.  The Parties agree to negotiate in good faith to try and substitute an enforceable provision for any invalid or unenforceable provision that most nearly achieves the intent of such provisions.

9.12.
Counterparts. This Agreement may be executed in two or more counterparts or duplicate originals, each of which shall be considered one and the same instrument, and which shall be the official and governing version in interpretation of this Agreement.  This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

9.13.	Waiver. No waiver of any breach of any provision of this Agreement shall be construed as a waiver of or consent to any previous or subsequent breach of the same or any other provision.

9.14.
Force Majeure.  The failure of a Party hereunder to perform any obligations, due to governmental action, law or regulation, or due to events, such as war, act of public enemy, strikes or other labor disputes, fire, flood, acts of God, or any similar cause beyond the reasonable control of such Party, is excused for as long as said cause continues to exist.  The Party prevented from performing shall promptly notify the other Party of such non-performance and its expected duration, and shall use all reasonable efforts to overcome the cause thereof as soon as practicable.

9.15.	Amendment. This Agreement may not be amended or modified, except by a writing signed by all Parties.

9.16.
Sophisticated Parties Represented by Counsel.  The Parties each acknowledge, accept, warrant, and represent that: (i) they are sophisticated Entities represented at all relevant times during the negotiation and execution of this Agreement by counsel of their choice, and that they have executed this Agreement with the consent and on the advice of such independent legal counsel; and (ii) they and their counsel have determined through independent investigation and arm’s-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

LML Patent Corp.	Fifth Third Bank

By:/s/ Patrick H. Gaines	By:/s/ Molly K. Lampe

Name: Patrick H. Gaines	Name: Molly K. Lampe

Title: President	Title: Vice President and Counsel

Date: November 10, 2010	Date: November 10, 2010

EXHIBIT A

STIPULATED DISMISSAL WITH PREJUDICE

and

ORDER OF DISMISSAL WITH PREJUDICE

(see attached)

IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF TEXAS
MARSHALL DIVISION

LML PATENT CORP,	§
§
PLAINTIFF	§
§
v.	§	CIVIL ACTION NO. 2:08-CV-448-DF
§
	§	JURY
JP MORGAN CHASE & CO., ET AL.,	§
§
DEFENDANTS	§

STIPULATED DISMISSAL WITH PREJUDICE

Pursuant to Rule 41(a) of the Federal Rules of Civil Procedure and the terms of a separate Settlement and License Agreement, the Plaintiff, LML Patent Corp and Defendant Fifth Third Bank, have agreed to settle, adjust, and compromise all claims and counterclaims against each other in the above-captioned action.  The parties, therefore, stipulate to dismiss all claims by LML Patent Corp against Fifth Third Bank and all counterclaims by Fifth Third Bank against LML Patent Corp made therein with prejudice to the re-filing of same, subject to the terms of the Settlement and License Agreement between the parties.

LML Patent Corp. and Fifth Third Bank further stipulate that all costs and expenses relating to this litigation (including, but not limited to, attorneys’ fees and expert fees and expenses) shall be borne solely by the party incurring the same.

A proposed Order accompanies this motion.

AGREED:

Date: ______________, 2010	Respectfully submitted,

By: /s/
[INSERT INFO]

ATTORNEYS FOR DEFENDANT FIFTH THIRD BANK

and

/s/ Melissa Smith
Melissa Smith
Texas State Bar No. 00794818
GILLAM & SMITH, LLP
303 South Washington
Marshall, Texas 75670
Telephone: 903-934-8450
Facsimile: 903-934-9257
Melissa@gillamsmithlaw.com

Theodore Stevenson, III
Lead Attorney
Texas Bar No. 19196650
tstevensom@mckoolsmith.com
John Austin Curry
Texas State Bar No. 24059636
acurry@mckoolsmith.com
McKool Smith, P.C.
300 Crescent Court, Suite 1500
Dallas, Texas 75201
Telephone: 214-978-4974
Facsimile: 214-978-4044

Sam F. Baxter
Texas Bar No. 01938000
sbaxter@mckoolsmith.com
McKOOL SMITH, P.C.
505 East Travis Street, Suite 105
Marshall, TX 75670
Telephone: 903-927-2111
Facsimile: 903-927-2622

Michael S. Perez
Texas Bar No. 24002752
mperez@mckoolsmith.com
Daniel W. Sharp
Texas Bar NO. 24041902
dsharp@mckoolsmith.com
John Garvish
Texas State Bar No. 24043681
jgarvish@mckoolsmith.com
McKool Smith, P.C.
300 W. 6th Street, Suite 1700
Austin, Texas 78701
Telephone: 512-692-8725
Facsimile: 512-692-8744

ATTORNEYS FOR PLAINTIFF LML PATENT CORP.

IN THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF TEXAS
MARSHALL DIVISION

LML PATENT CORP,	§
§
PLAINTIFF	§
§
v.	§	CIVIL ACTION NO. 2:08-CV-448-DF
§
	§	JURY
JP MORGAN CHASE & CO., ET AL.,	§
§
DEFENDANTS	§

ORDER OF DISMISSAL WITH PREJUDICE

The Court is of the opinion that the Stipulated Dismissal with Prejudice agreed to by LML Patent Corp and Fifth Third Bank should be GRANTED.

IT IS THEREFORE ORDERED that the above-entitled cause and all claims made by LML Patent Corp against Fifth Third Bank and all counterclaims made by Fifth Third Bank against LML Patent Corp therein are hereby DISMISSED WITH PREJUDICE to the re-filing of same, subject to the terms of the Settlement and License Agreement between the parties.  All costs and expenses relating to this litigation (including, but not limited to, attorneys’ fees and expert fees and expenses) shall be borne solely by the party incurring the same.

IT IS FURTHER ORDERED that this Court shall retain jurisdiction over this action and the parties for purposes of enforcing the terms of the Settlement and License Agreement entered into by and between the parties.

This is a final judgment.
3672327.1